Macy’s, Inc. Appoints Emilie Arel to Board of Directors

Appointment Enhances Board’s Expertise in Retail, Digital Transformation and Customer Experience

NEW YORK—August 16, 2022— Macy’s, Inc. (NYSE: M) today announced the appointment of Emilie Arel, president and chief executive officer of Casper Sleep, to its board of directors, effective August 15, 2022.

As president and chief executive officer at Casper Sleep since 2021, Arel oversees all facets of the business, including the company’s commercial and brand strategy, as well as its wholesale strategy and developing retail partnerships. She brings over 20 years of experience, serving in various leadership roles at retail and consumer brands, such as Target, Gap, FULLBEAUTY Brands and Quidsi, an Amazon company with 10 brands.

“We are pleased to welcome Emilie to the Macy’s, Inc. board of directors,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “She brings two decades of impressive, digital-first and brick-and-mortar retail experience to our board, including leading the digital transformation at FULLBEAUTY Brands and implementing Casper’s omnichannel strategy to drive consistency for consumers. Emilie’s experience putting customers at the center of the shopping experience will benefit our board and the broader organization as we continue to provide Macy’s, Inc. shoppers with a more personalized and immersive brand experience.”

“We are confident Emilie’s insights, retail merchandising expertise and proven ability to maximize the customer experience will be a valuable addition to our board as we engage both new and existing customers with our leading assortment of categories, products and brands via our omnichannel ecosystem,” said Paul Varga, Macy’s, Inc. lead independent director. “We look forward to her contributions as we continue to deliver against our long-term Polaris growth strategy, while positioning Macy’s, Inc. to capture additional consumer demand and market share.”

“I am honored to partner with a leading retailer like Macy’s, Inc. and look forward to leveraging my omnichannel retail experience to build on the momentum the company has achieved in recent years,” said Arel.

With the addition of Arel, the Macy’s, Inc. board will comprise 14 members. Arel will serve on the Nominating and Corporate Governance Committee.

About Emilie Arel

Emilie Arel, 44, is the President and Chief Executive Officer at Casper Sleep, overseeing the Company’s comprehensive business strategy, including commercial, brand, and operations. As a three-time CEO with over two decades of experience serving in various leadership roles, she has led complex e-

commerce and omnichannel businesses, in addition to retail stores.  Previously, Emilie served as CEO of FULLBEAUTY Brands, a plus-size apparel company, where she led the Company through a debt restructuring and put them on the path to a digital transformation. Prior to FULLBEAUTY, she served as the CEO of Quidsi, an Amazon company with 10 brands, including Diapers.com and Soap.com. Earlier in her career, Emilie spent 7 years with Gap Inc. where she held multiple merchandising and licensing positions and led a team of 12,000+ employees and 220+ stores. Before joining Gap, Emilie held various roles at Target Corporation for 6 years. Emilie has earned MBAs from Columbia Business School and the University of California, Berkeley. She completed her undergraduate work at the University of St. Thomas in St. Paul, Minnesota.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Media – Chris Grams

media@macys.com

Investors – Mike McGuire

investors@macys.com